Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333- 200044 on Form S-1 of our report dated June 26, 2014 (except for the matters related to the reverse stock-split as described in the third paragraph in Note 2, as to which the date is November 28, 2014), relating to the consolidated financial statements of Hortonworks, Inc. and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change of Hortonworks, Inc’s fiscal year end from April 30 to December 31) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

November 28, 2014